Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of The SCO Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-43822, No. 333-97865, No. 333-100105, No. 333-124101, and No. 333-124102) on Form S-8 of The SCO Group, Inc. of our report dated February 18, 2005, except as to Note 16, which is as of March 11, 2005, with respect to the consolidated balance sheet of The SCO Group, Inc. as of October 31, 2004, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years ended October 31, 2004 and 2003, and the related financial statement schedule, which report appears in the October 31, 2005, annual report on Form 10-K of The SCO Group, Inc.

/s/ KPMG LLP

Salt Lake City, Utah

January 27, 2006